Exhibit 8.1

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Telephone: 212-728-8000

Facsimile: 212-728-8111

April 18, 2008

Citigroup Diversified Futures Fund L.P.

c/o Citigroup Managed Futures LLC

731 Lexington Avenue - 25th floor

New York, New York 10022

Re: Citigroup Diversified Futures Fund L.P.

Ladies and Gentlemen:

We have acted as counsel for Citigroup Diversified Futures Fund L.P., a limited partnership organized under the New York Revised Limited Partnership Act (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 (the “Post-Effective Amendment”), relating to the registration of 1,337,167 Units of Limited Partnership Interest in the Partnership.

In so acting, we have reviewed and relied upon such data, documents, representations (including a representation by Citigroup Managed Futures LLC that as the general partner it will manage the Partnership in a manner such that the Partnership will qualify for the exception for partnerships with passive-type income set forth in Section 7704(c) of the Internal Revenue Code), statutes and regulations and have considered such questions of law and fact as we have deemed appropriate for purposes of this opinion. Based upon the foregoing, we are of the opinion that the Partnership will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation. In addition, we hereby confirm to you our opinion under the caption “Income Tax Aspects” in the Prospectus constituting part of the Post-Effective Amendment including, in particular, the description of the consequences to an investor of the classification of the Partnership as a partnership for federal income tax purposes. This opinion is based upon the facts as stated in the Post-Effective Amendment and the current federal income tax law and regulations. No tax ruling has been obtained from the Internal Revenue Service confirming the classification of the Partnership as a partnership, and the general partner of the Partnership does not intend to request such a ruling.

We hereby consent to the inclusion of our opinion as an exhibit to the Partnership’s Post-Effective Amendment.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP